                                                                                                           Exhibit 12(b)

                                         Aon Corporation and Consolidated Subsidiaries
                                           Combined With Unconsolidated Subsidiaries
                                  Computation of Ratio of Earnings to Combined Fixed Charges
                                                 and Preferred Stock Dividends


                                                     First Quarter
                                                    Ended March 31,                     Years Ended December 31,
                                                 -------------------- -----------------------------------------------------------
(millions except ratios)                             1998        1997       1997        1996        1995       1994        1993
                                                 ----------  ---------- ----------  ----------  ----------  ---------  ----------

 Income from continuing operations
    before provision for income taxes (1)          $ 237.8      $ 15.2    $ 541.6     $ 445.6     $ 458.0    $ 397.0     $ 331.6

 ADD BACK FIXED CHARGES:

    Interest on indebtedness                          20.1        14.6       69.5        44.7        55.5       46.4        42.3

    Interest on ESOP                                   0.7         1.0        3.5         4.3         5.3        5.9         6.5

    Portion of rents representative of
      interest factor                                 11.1        14.7       44.3        28.6        21.4       28.7        26.1

                                                 ----------  ---------- ----------  ----------  ----------  ---------  ----------
         INCOME AS ADJUSTED                        $ 269.7      $ 45.5    $ 658.9     $ 523.2     $ 540.2    $ 478.0     $ 406.5
                                                 ==========  ========== ==========  ==========  ==========  =========  ==========


 FIXED CHARGES AND PREFERRED STOCK DIVIDENDS:

    Interest on indebtedness                        $ 20.1      $ 14.6     $ 69.5      $ 44.7      $ 55.5     $ 46.4      $ 42.3

    Preferred stock dividends                         17.4        19.4       82.1        28.7        37.5       48.4        47.5

                                                 ----------  ---------- ----------  ----------  ----------  ---------  ----------
         Interest and dividends                       37.5        34.0      151.6        73.4        93.0       94.8        89.8

    Interest on ESOP                                   0.7         1.0        3.5         4.3         5.3        5.9         6.5

    Portion of rents representative of
       interest factor                                11.1        14.7       44.3        28.6        21.4       28.7        26.1

         TOTAL FIXED CHARGES AND PREFERRED
                                                 ----------  ---------- ----------  ----------  ----------  ---------  ----------
             STOCK DIVIDENDS                        $ 49.3      $ 49.7    $ 199.4     $ 106.3     $ 119.7    $ 129.4     $ 122.4
                                                 ==========  ========== ==========  ==========  ==========  =========  ==========

 RATIO OF EARNINGS TO COMBINED FIXED
   CHARGES AND PREFERRED STOCK DIVIDENDS (2)           5.5         0.9        3.3         4.9         4.5        3.7         3.3
                                                 ==========  ========== ==========  ==========  ==========  =========  ==========

 RATIO OF EARNINGS TO COMBINED FIXED
   CHARGES AND PREFERRED STOCK DIVIDENDS (3)                       3.8        4.2         5.8
                                                             ========== ==========  ==========

(1) Income from continuing operations before provision for income taxes and minority interest includes special charges of $145 million in first quarter ended March 31, 1997 and $172 million and $90.5 million in the years ended December 31, 1997 and 1996, respectively.

(2) Included in total fixed charges and preferred stock dividends for the first quarter ended March 31, 1998 and 1997 are $16.4 million and $14.1 million, respectively, and $64 million for the year ended December 31, 1997 of pretax distributions on the 8.205% mandatorily redeemable preferred capital securities which are classified as "minority interest" on the condensed consolidated statements of operations. The ratio of earnings to combined fixed charges and preferred stock dividends for first quarter ended March 31, 1997 is less than a one-to-one coverage indicating that earnings are inadequate to cover fixed charges by $4.2 million.

(3) The calculation of this ratio of earnings to fixed charges reflects the exclusion of special charges from the income from continuing operations before provision for income taxes component for first quarter ended March 31, 1997 and for the years ended December 31, 1997 and 1996, respectively.